Exhibit 5.1

May 1, 2013

ING U.S., Inc.,

230 Park Avenue,

New York, New York 10169.

Ladies and Gentlemen:

In connection with the registration pursuant to Rule 462(b) under the Securities Act of 1933 (the “Act”) of 1,179,486 shares of Common Stock, par value $0.01 per share (the “Shares”), of ING U.S., Inc., a Delaware corporation (the “Company”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. This opinion is in addition to our opinion that was filed as Exhibit 5.1 to the Company’s registration statement on Form S-1 (File No. 333-184847) (the “Initial Registration Statement”), which Initial Registration Statement is incorporated by reference into the registration statement relating to the Shares (the “Registration Statement”) pursuant to Rule 462(b) of the Act.

Upon the basis of such examination, we advise you that, in our opinion, when the Registration Statement has become effective under the Act and the Shares have been sold as contemplated by the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and ING Groep N.V. and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of Common Stock” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/    SULLIVAN & CROMWELL LLP